Exhibit 99.2

Global workplace solutions Bill Concannon Chief Executive Officer, Global Workplace Solutions

GLOBAL WORKPLACE SOLUTIONS OVERVIEW

Partner of Choice for Occupier Clients

Full-Service Offering

Enterprise Facilities Management
Advisory & Transactions
Project Management
Management Consulting

Historical Revenue[1]

$ in millions


YTD Q3
$1,261
$1,419
$1,614
$2,794
$2,028
$2,437[2]
2011
2012
2013
2014
2015

Client Benefits

High-Touch Account Management
Lower Occupancy Costs
Faster Project Delivery
Improved Occupier Experience

Representative Clients

Facilities Management	Transaction Services	Project Management
IBM	USC University of Southern California	BBVA
MemorialCare Health System	EvergreenHealth	RJReynolds

1. Historical revenue for Global Workplace Solutions line of business (formerly Global Corporate Services or GCS) excludes associated sales and leasing revenue, most of which is contractual.
2. YTD Q3 2015 includes one month contribution of approximately $237 million from the Global Workplace Solutions business acquired on September 1, 2015.

CBRE

2

CBRE | BUSINESS OUTLOOK DAY

Industry Growth Drivers GWS is the leader in a large and fragmented market Market growing steadily Growth potential higher in specific areas: Verticals such as Industrial, Healthcare and Life Sciences Asset types such as Data Centers and Other Critical Environments Geographies new to outsourcing such as Brazil and China Real estate outsourcing well positioned for growth Drive toward more cost savings Occupier desire to leverage scale and expertise of service providers Ability to link best-in-class building management and new technologies to optimize building performance Desire to enhance the occupier and employee experience GWS is a Leading Player in a Large and Growing Market

Global Integrated Solutions Designed Around Client Needs GWS Growth Strategy Four Key Elements of Our Growth Strategy Technical Self- Performance Worldwide Increases quality / accountability, reduces cost and mitigates risk Ability to self-perform at the highest standard of care in 40+ countries Adding new countries and geographies as client demand requires

Leverage Expertise Across Industry Verticals Unmatched Capabilities to Lower Client Operating Costs Increased buying power through category management program Maintenance excellence process driven by Lean Six Sigma principles Tools and technologies to monitor building performance and make better investment and operating decisions Subject-matter experts in areas such as workplace strategy, portfolio optimization and labor analytics Four Key Elements of Our Growth Strategy GWS has a large presence across four key verticals, including Tech/Telecom, Financial Services, Industrial and Life Sciences GWS has experience in all workplaces from office to labs to data centers GWS Growth Strategy (continued)

CBRE Strengths Combines Local Insights and Global Scale to Deliver Client Outcomes Global Scale Tremendous buying power and scale leveraged across multiple operating and capital expense categories Local Office Collaboration More than 400 local CBRE offices around the globe provide on-the-ground insight and execution Client Outcomes Client-validated value to fee and client satisfaction monitored through in-depth annual survey Strategic Insights & Data Analytics Investment in technology and data analytics including the use of predictive data to reduce total cost to run a portfolio